Exhibit 2.1

ASSET PURCHASE AGREEMENT

THIS  ASSET  PURCHASE AGREEMENT, dated  as of the 10th  day of FEBRUARY, 2012 (to be effective as of DECEMBER 31, 2011 (the “Effective Date”)),  by and among JBI, INC.,   a corporation of the State of  Nevada,   whose address is 1783 Allanport Road, Thorold, Ontario, L0S 1K0 Canada (hereinafter  referred to as “JBI” or “Seller”), and Big 3 Packaging, LLC, a limited liability company of the State of New Jersey,  whose address is c/o Steven R. Lehr, P.C.,  33 Clinton Road, Suite 100, West Caldwell,  New Jersey 07006 (hereinafter referred to as "Buyer").  Buyer and Seller are hereinafter, at times,  collectively referred to as the "Parties" or individually, at times, referred to as a "Party", and this Asset Purchase Agreement is hereinafter, at times, referred to as the "Agreement".

W I T N E S S T H:

WHEREAS, Seller, through it subsidiaries, PAKIT, LLC (“PAKIT”) and Dickler Chemical Laboratories, Inc. (“DCL”) (“Seller, PAKIT and DCL shall hereinafter, at times, where the context so requires, be collectively referred to as ‘”Seller”) , operates a chemical production and packaging business located at 4201 Torresdale Avenue, Philadelphia, PA  19124 (the “Premises”) (hereinafter, the “Business”); and

WHEREAS, Seller desires to sell and transfer to Buyer assets as are hereinafter more particularly described and as are utilized in the Business; and

WHEREAS, Buyer  desires  to  acquire the same certain assets of Seller as are utilized in the Business; and

WHEREAS, Seller and Buyer have reached an understanding with respect to the sale by Seller and purchase by Buyer of these certain assets, upon the terms and conditions set forth hereinbelow.

NOW, THEREFORE, in consideration of the above premises, the sums hereinafter more particularly required to be paid, the mutual covenants herein expressed, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby mutually covenant and agree as follows:

1.           RECITALS.     The recitals set forth above are hereby incorporated herein by this reference as though set forth verbatim and at length.

2.           ASSETS TO BE SOLD AND PURCHASED.  Upon the terms and subject to the conditions set forth in this Agreement, Seller shall grant to Buyer the covenants referred to in Section 9 hereof and Seller shall sell to Buyer, and Buyer shall purchase from Seller:

(a)           The assets associated with and utilized in the Business (the “Assets”) listed or referenced on Exhibit A attached hereto.
(b)           The Parties expressly acknowledge and agree that Seller is not hereunder selling, assigning, transferring or conveying to Buyer any assets, rights or property listed on Exhibit B attached hereto.

3.           PURCHASE PRICE.    The purchase price for the Assets to be sold by Seller and purchased by Buyer hereunder shall be as set forth below (the "Purchase Price”), subject to adjustment as further set forth below:

(a)  The Purchase Price is NINE HUNDRED THOUSAND and Zero/100 ($900,000.00) DOLLARS, U.S. Currency (the ‘Purchase Price”).  The Purchase Price will be paid as follows:

(i)           Buyer shall pay Seller FOUR HUNDRED THOUSAND and Zero/100 ($400,000.00) DOLLARS at Closing (as hereinafter defined) by wire transfer; and

(ii)            Promissory Note.  At Closing, Buyer shall execute a promissory note in favor of Seller for FIVE HUNDRED THOUSAND and Zero/100 ($500,000.00) DOLLARS (the “Note”).  The Note shall provide for a single lump sum payment on July 1, 2013.   The Note shall provide that Buyer may prepay said note (partially or wholly), at any time or times, without premium or penalty. Richard Higgs will guaranty Buyer’s payment under the Note.

4.           PAYMENT AND GUARANTEE OF PURCHASE PRICE.      Buyer shall    pay to Seller the Purchase Price as set forth in Section 3 hereinabove.  Buyer shall have the right to make prepayments against the Purchase Price, in whole or in part, at any time and from time to time, without penalty or premium.  Further, if Buyer is required to and makes any payments on behalf of Seller, such payments shall serve as a direct reduction in the principal amount due under the Note.   Buyer’s obligations relative to the Purchase Price shall be secured by the Assets of the Business, which security interest shall remain in full force and effect until the Purchase Price has been paid in full.  At such time as the Purchase Price has been paid in full, Seller shall then execute whatever documents or instrument are necessary to remove said lien from the Assets and the Business.  Seller agrees to subordinate its security interest hereunder to allow Buyer to obtain financing for the Business.

5.           CLOSING.    Subject to the conditions set forth in this Agreement, the purchase and sale of the Assets pursuant to this Agreement (the “Closing”) shall take place on or about FEBRUARY 10, 2012 by exchange of documents and electronic transfers, as agreed to by Buyer and Seller, but shall be effective as of DECEMBER 31, 2011.  The date on which the Closing is to occur is hereinafter referred to as the “Closing Date.”  The Parties do hereby agree that Closing can occur through the exchange of documents and consideration transferred electronically.

6.           DELIVERIES AT THE CLOSING.     Subject to the conditions set forth in this Agreement, at the Closing:

(a)           Seller shall deliver to Buyer (i) any documents that are necessary to transfer to Buyer good, free and clear and marketable title to all of the Assets and (ii) all opinions, certificates and other instruments and documents required by the terms of this Agreement to be delivered by Seller at or prior to Closing or otherwise required in connection herewith; and

(b)           Buyer  shall deliver to Seller  the Purchase Price portion payable at Closing, the  Note  and  all  certificates and other instruments and documents required by  the  terms of this Agreement to be delivered by Buyer at or prior to Closing or otherwise required in connection herewith.

7.           REPRESENTATIONS AND WARRANTIES OF SELLER.  Seller hereby represents and warrants to Buyer as follows:

(a)           ORGANIZATION AND GOOD STANDING.   Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the corporate power and authority to own and operate the Assets used in the Business and to carry on the Business as now being conducted in Pennsylvania and wherever else the Seller conducts business (as shall be disclosed to Buyer prior to Closing).

(b)           AUTHORITY, APPROVALS AND CONSENTS.  Seller has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of  Seller and by its stockholders and no other corporate proceedings on the part of Seller are necessary to authorize and approve this Agreement and the transaction contemplated hereby (the foregoing includes any and all requirements imposed on public companies registered with the Securities and Exchange Commission (“SEC”) .  This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.  The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not and will not:

(i)           contravene any provisions of the Certificate of Incorporation or By-Laws of Seller;

(ii)          conflict with, result in a breach of any provisions of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of any Company Agreement (as defined hereinbelow) or, except as set forth on Schedule A hereto, require any consent or waiver of any party to any Company Agreement;

(iii)          result in the creation of any Security Interest upon, or any person obtaining any rights to acquire, the Assets;

(iv)           violate or conflict with any Legal Requirements (as defined hereinbelow) applicable to the Business or any of the Assets; or

(v)           require any authorization, consent, order, permit, or approval of, or notice to, or filing registration or qualification with, any governmental, administrative or judicial authority.

Except as set forth or referred to above on Schedule A hereto, no authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority is necessary to be obtained or made by Seller to enable Buyer to continue to conduct the Business and use the Assets after the Closing in a manner which is in all material respects consistent with that in which they are presently conducted.

(c)           FINANCIAL STATEMENTS.      Seller has previously delivered to Buyer a true and complete copy of its balance sheet as of September 30, 2010 (to be updated to the nearest month ending immediately prior to Closing), and the related statements of income and retained earnings and of changes in financial position for the fiscal year ended on such date, together with notes thereto (the foregoing financial statements, including the notes thereto, being referred to herein collectively as the "Financial Statements").  The Financial Statements are in  accordance with the books and records of the Seller and fairly and accurately present  the financial position , results of operations, stockholder's equity and cash flows of the Seller as of the dates and for the periods indicated, in each case in conformity with generally accepted accounting principles, consistently applied.  The statements of income included in the Financial Statements do not contain any items of special or nonrecurring income except as expressly specified therein, and the balance sheets included in the Financial Statements do not reflect any write-up or revaluation increasing the book value of any Assets.  The books and accounts of Seller are complete and correct and fully and fairly reflect all of the transactions of Seller and are presently located solely at the offices of the Seller and not at any other location.

(d)           ABSENCE OF MATERIAL ADVERSE CHANGE; CONDUCT OF BUSINESS. Since September 20, 2010, there has been no Material Adverse Effect and there is no condition, development or contingency of any kind existing or in prospect which, so far as reasonably can be foreseen at this time, may result in any Material Adverse Effect to the Business.  Since September 30, 2010:

(i)           Seller has not sold or transferred any assets that are material to the Business other than in the ordinary course of business; and

(ii)           there has been no labor dispute or adverse claim, activity or allegation or other similar occurrence with might reasonably be expected to materially and adversely affect the Business.

(e)           TAXES.     Seller has timely filed all federal, state, and local tax returns, information reports and declarations required to be filed (or have obtained or timely applied for an extension with respect to such filing, as shall be disclosed to Buyer prior to Closing) and have paid, or made adequate provision for the payment of, all Taxes (as defined below) which are due pursuant to said returns or pursuant to an assessment received by Seller or any related entity.  As used herein, "Taxes" shall mean all taxes, fees, levies or other assessments including, but not limited to, income, excise, property, sales, use, franchise, withholding, Social Security and unemployment taxes imposed by the United States, any state, county, local or foreign government or any agency or subdivision thereof or taxing authority therein, and any interest, penalties or additions to tax relating to such taxes, charges, fees, levies or other assessments.

(f)           LEGAL MATTERS.      Except as set forth on Schedule B hereto, (i) there is no claim, action, suit, litigation, investigation, inquiry, review, or proceeding pending against, or, to the best knowledge of Seller, threatened against or affecting, Seller in regard to the Business or Assets, before or by any court, arbitrator, panel, agency or other governmental, administrative or judicial entity; (ii)  Seller is not subject to any judgment, decree, writ, injunction or order of any governmental, administrative or judicial authority; (iii) to the best knowledge of Seller,  the Business is being conducted in full compliance with all laws, ordinances, codes,  rules, regulations, standards, judgments, decrees, writs, rulings, injunctions, orders and other requirements of all governmental, administrative or judicial entities (collectively, "Legal Requirements") applicable to the Business, Seller holds all  licenses, franchises, permits, registrations, certificates, consents, approvals or authorizations (collectively “Permits”)  required by all applicable Legal Requirements and  Seller owns or holds all Permits material to the conduct of the Business and (iv) no event has occurred and is continuing which permits, or after notice or lapse of time or both would permit, any modification or termination of any Permit.  Seller (x) has not received any notice asserting any noncompliance with any Legal Requirement or Permit, or (y) is not subject to any Legal Requirement or Permit which if enforced against or complied with by Seller would have a Material Adverse Effect on the Business.  No governmental, administrative or judicial authority has given notice of any intention to initiate any investigation, inquiry or review involving Seller or the Business.  Any and all liability and legal proceedings associated with the Premises of the Business are and shall remain the sole responsibility of Seller.  The indemnification  provisions of this Agreement shall apply to the Premises and Buyer’s operation of the Business thereat  following the Effective Date (as to conditions which exist at the Premises as of the Closing and zoning violations or fines attributable to the Premises for actions or conditions which are not taken or caused by Buyer).

(g)           PROPERTY.     (i)            Except as set forth in Schedule C, the sale of the Assets by Seller pursuant hereto will effectively convey to Buyer the Assets, including all tangible and intangible assets and properties of the Seller.  Seller has good and marketable title to all of the Assets and to all other properties reflected on the Financial Statements or acquired after the date thereof (other than properties and assets sold or otherwise disposed of  after the date thereof in the ordinary course of business),  and each such Asset is held free and clear of (i) all leases, licenses and other rights to occupy or use such property and (ii) all Security Interests, rights of way, easements, restrictions, exceptions, variances, reservations, covenants or other title defects or limitations of any kind, except (with respect to all such properties) those set forth on Schedule C hereto, none of which has a Material Adverse Effect on such property or its present or contemplated use in the Business.

(ii)            All equipment is in operating condition for its continued use as it has been used in the Business.

(h)           INVENTORY.      The values at which inventories are carried on the Financial Statements reflect the normal inventory valuation policies of Seller and such values are in conformity with generally accepted accounting principles, consistently applied.

(i)           INSURANCE.       All Assets which are of an insurable character are insured against loss or damage by fire and other risks to the extent and in the manner customary for companies engaged in similar businesses or owning similar assets.  Set forth on Schedule D hereto is a list of all policies for such insurance and Seller previously has furnished to Buyer true and complete copies of all such policies.  All such policies are in full force and effect and Seller represents that it has not received any notification of cancellation with respect thereto.  The foregoing applies up to the Effective Date.  Thereafter, Buyer has its own insurance obligations.

(j)           CONTRACTS.      As used in this Agreement, the term "Company Agreements" shall mean all mortgages, indentures, notes, agreements, contracts, leases, licenses, franchises, obligations,  instruments or other commitments, arrangements understandings of any kind, whether written or oral, binding or non-binding (including all leases and other agreements referred to on Schedule A hereto) to which Seller is bound.  Set forth on Schedule A hereto is a complete and accurate list of (i) each Company Agreement which is material to the operations, condition (financial or otherwise) or prospects of the Seller, taken as a whole and (ii) without regard to materiality, each of the following Company Agreements:

(i)            any Company Agreement made other than in the ordinary course of its business or providing for the grant of any preferential rights to purchase or lease any of the Assets;

(ii)           any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the Business or Assets;

(iii)          any collective bargaining agreement with any labor union;

(iv)           any lease or similar arrangement for the use by the Business of personal property involving payments  in excess of TWO  THOUSAND ($2,000.00) DOLLARS  per  annum;

(v)            any Company Agreement with a term in excess of one (1) year or providing for aggregate payments in excess of TWO THOUSAND ($2,000.00) DOLLARS  per annum;

(vi)           any Company Agreement containing noncompetition or other limitations restricting the conduct of the Business;

(vii)         any Agreement that is a franchise or similar distributor agreement; and

(viii)        any Company Agreement with minimum annual payments equal to or in excess of ONE THOUSAND ($1,000.00) DOLLARS.

True and complete copies of all written Company Agreements referred to on Schedule A hereto have heretofore been delivered or made available to Buyer, and Seller has provided Buyer with accurate and complete written summaries of all such Company Agreements which are unwritten.  Neither Seller nor any other party thereto is in breach of  or default under any Company Agreement, no event has occurred which (after notice or lapse of time or both) would become a breach or default under, or would permit modification, cancellation, acceleration or termination of,  any Company Agreement or result in the creation of any Security Interest upon, or any person obtaining any right to acquire, the Assets; no Company Agreement with any supplier is in excess of normal or expected requirements of the Business and prices provided therein were agreed to as the result of arms-length negotiations conducted in the ordinary course of business, and no Company Agreement with any customer cannot be completed without a positive gross margin for the Business.  There are no material unresolved disputes involving any Company Agreement.

(k)           LABOR RELATIONS.    Seller has paid or made provision for the payment of all salaries and accrued wages and has complied in all respects with all applicable laws, rules and regulations relating to the  employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of taxes, and has withheld and paid to the appropriate government authority, or is holding for payment not yet due to such authority, all amounts required by law or agreement to be withhold from the wages or salaries of its employees.  If applicable, Seller has filed all necessary documents and obtained all necessary approval in connection with claiming Targeted Job Credits under Section 51 of the Internal Revenue Code of 1954, as amended (the "Code"), and true and complete copies of all written Company Agreements relating to the participation by Seller in any targeted job program have heretofore been made available or delivered to Buyer.  There are no controversies pending or threatened between Seller and any labor union or other collective bargaining unit representing any employees of Seller.  Except as set forth on Schedule E hereto, (i) no union or other collective bargaining unit has been certified or recognized by Seller as representing any of their employees and (ii) during the past ten years, (A) no strike, work stoppage,  slowdown or similar labor disruption has been recommended by any labor union or collective bargaining unit representing any employees of Seller,  (B) nor has the membership of such union or unit voted on any call for a strike, work stoppage, slowdown or similar labor disruption and (C) nor has any strike, work stoppage, slowdown or similar labor disruption occurred with respect to such employees.

(l)           EMPLOYMENT.     Set forth on Schedule F hereto is a true and complete list of:

(i)          each  stock  purchase, option, stock ownership, deferred compensation, performance, bonus, incentive, expense reimbursement, vacation pay, holiday pay, insurance, severance, retirement, excess benefit or other plan,  trust, arrangement or standard policy with respect to Seller’s employees, whether written or oral, which Seller maintains or to which Seller is required to make contributions

(ii)         each other agreement, arrangement, commitment and understanding of any kind, whether written or oral, with any current or former employee of Seller pursuant to which payments may be required to be made at any time following the date hereof (including, without limitation, any employment, deferred compensation, severance, supplemental pension, termination or consulting agreement or arrangement);

True and complete copies of all of the written plans, arrangements and agreements referred to on Schedule F ("Compensation Commitments"), and all employee or employment policy manuals relating to employees of Seller have heretofore been delivered or made available to Buyer together with, where prepared by or for Seller, any valuation, actuarial or other financial reports with respect to each Compensation Commitment for the last five (5) years.  An accurate and complete written summary has been provided to Buyer with respect to any Compensation Commitment which is unwritten.

(iii)       Each Compensation Commitment:

(A)           has been operated, since its inception, in accordance with its terms;

(B)           is not currently under investigation, audit or review by the IRS and, to the best knowledge of Seller, no such action is contemplated or under consideration;

(C)           has no liability for any federal, state, local or foreign taxes;

(D)           has no claims subject to dispute or litigation except as disclosed on Schedule B hereof;

(E)            has met all material applicable requirements, if any of the Code; and

(F)           has operated since its inception in material compliance with the reporting and disclosure requirements imposed under any Legal Requirements and the Code.

(G)           Seller hereby agrees that it shall cooperate to the fullest extent possible to allow Buyer to communicate with Larry Dickler, a former owner of the Business, and shall execute whatever documents are necessary or take such steps as are practicable and necessary to allow such communications for the benefit of Buyer’s operation of the Business post Closing.

(m)           BROKERS.       Seller and Buyer   acknowledge that neither has employed a   broker or other finder relative to this transaction. Each of Seller and Buyer shall hold the other completely harmless against any claims for any brokerage commissions or other remuneration due to such broker or other claimants arising from the transaction hereunder.

(n)           CUSTOMERS AND SUPPLIERS.      Schedule G sets forth  (i) the names and  addresses of, and the gross sales of Seller for the fiscal year ended September 30, 2010, (i) the ten (10) largest customers of the Business (by dollar volume)  in fiscal 2009 and; (ii) the names and addresses of the ten (10) largest suppliers (by dollar volume) of products and services to the Business in fiscal 2009, indicating the products and services supplied, and existing contractual arrangements for continued supply from each such firms, and also indicating whether any such firm is a sole source supplier to the Business.  Except as otherwise indicated in Schedule G, to the best knowledge of Seller, there has not been nor is there threatened any termination, cancellation, limitation, modification or change in the business relationships of Seller with any supplier or customer listed therein, or of any pending or threatened dispute of any kind involving more than $1,000.00 with any such supplier or customer.

(o)           DISCLOSURE.      To the best knowledge of  Seller, Seller  has not omitted to state to Buyer any material fact relating to this Agreement or the Assets which is necessary in order to make the information given by or on behalf of Seller to Buyer or its representatives at or prior to Closing not misleading or which if disclosed  would reasonably affect the decision of a person  considering an acquisition of the Business and/or the Asset and no fact, event, condition or contingency exists  or  has occurred which has, or in the future can reasonably be expected to have a Material Adverse Effect, which has not been disclosed in the Financial Statements or the Schedules to this Agreement.

8.           REPRESENTATION AND WARRANTIES OF BUYER.      Buyer hereby represents and warrants to Seller as follows:

(a)           Buyer is a limited liability company duly organized and in good standing under the laws of the State of New Jersey;

(b)           Buyer has the corporate power and authority to enter into this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will have been duly authorized and no other corporate proceedings on the part of Buyer will be necessary to authorize and approve this Agreement and the transactions contemplated hereby and this Agreement will constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.  The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby will not:

(i)            contravene any provisions of the Certificate of Formation or   By-Laws of Buyer;

(ii)           (after notice or lapse of time or both) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any contract, agreement, commitment, understanding, arrangement or restriction of any kind to which Buyer is a party to or which Buyer or any of Buyer's property is subject;

(iii)         violate or conflict with any Legal Requirements applicable to Buyer or any subsidiary of Buyer or any of their respective businesses or properties; or

(iv)           require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority.

9.           COVENANTS.

(a)           ACCESS; CONFIDENTIALITY.       Between the date hereof and the Closing Date, Seller shall  (i) provide,  to the officers and other authorized representatives of Buyer, full access in such manner as not to interfere unreasonably with the business and operations of Seller, during normal business hours, to any and all premises, properties, files, books, records, documents, and other information of Seller and will cause their officers to furnish to Buyer and their authorized representatives any and all financial, technical and operating data and other information pertaining to the Business and Assets, and (ii) make available for inspection  by Buyer true and complete copies of any documents relating to the foregoing.  Buyer will hold in confidence (unless and to the extent compelled to disclose by judicial or administrative process) all Confidential Information (as defined below) and will not at any time use such Confidential Information for its benefit or disclose the same to any third party except as may be specifically authorized by Seller to carry out this Agreement and the transactions contemplated hereby, including any due diligence review by or on behalf of Buyer.  If this Agreement is terminated, Buyer will promptly return to Seller all Confidential Information furnished by Seller and held by Buyer, including all copies and summaries thereof.  As used herein, "Confidential Information" shall mean all information concerning Seller obtained by Buyer from Seller in connection with the transactions contemplated by this Agreement except information (x) ascertainable or obtained from public information, (y) received from a third party not employed by or otherwise affiliated with Seller and not in breach of a similar confidential obligation or (z) which is or becomes known to the public other than through a breach of this Agreement.

(b)           FURNISHING INFORMATION; ANNOUNCEMENTS.      Except for filings and disclosures required by law or regulation, neither Seller nor Buyer shall issue any press release or otherwise make any public statement with respect to the transactions contemplated hereby, without the consent of the other Parties hereto.

(c)           CONDUCT OF BUSINESS PRIOR TO CLOSING.        During the  period from the date hereof to the Closing the operations of the Business by Seller shall be conducted only in the ordinary course of business and consistent with past practice (consistent with the business experienced after the announcement to the customer base that the assets of the  Business is for sale), no change  shall be made in the charter or by-laws of Seller and, without limiting the generality of the foregoing, in regard to the Business or Assets, Seller shall not, without the prior written consent of Buyer, directly or indirectly:

(i)            [Intentionally Omitted].

(ii)           (including through its directors, officers, employees or advisors), solicit, initiate discussions concerning or encourage (including by way of furnishing any non-public information concerning the Business) any Acquisition Proposal (as defined below).  Seller will notify Buyer promptly by telephone, and thereafter promptly confirm in writing, if any such information is requested from, or any Acquisition Proposal is received by Seller and the terms thereof.  As used in this Agreement, "Acquisition Proposal" shall mean any proposal or inquiry received by Seller for the acquisition of a substantial portion of the Assets, other than the specific transactions with Buyer contemplated hereby;

(iii)          make any capital expenditures in regard to the Business (including expenditures for additions to plant, property and equipment) or appropriations or commitments with respect thereto, except such additional expenditures, appropriations and commitments up to TWO THOUSAND ($2,000.00) DOLLARS as Seller may deem appropriate and advise Buyer in advance;

(iv)           except for purchases of supplies,  equipment or services and sales of goods and services,  in each case in the ordinary course of business, enter into any transaction or series of related transactions in regard to the Business, whether or not in the ordinary course of business, involving  total payments to or by Seller, or involving the acquisition or disposition by Seller of property, assets or rights having a value of at least TWO THOUSAND ($2,000.00) DOLLARS, or change any warranty, product return or other business policy or practice;

(v)            approve or put into effect any general increase in any compensation or benefits payable to any class or group of employees of Seller;

(vi)           change the accounting methods, principles or practices employed by Seller, except as required by generally accepted accounting principles, consistently applied; or

(vii)         fail to maintain the Assets in their present operating condition, repair and order, reasonable wear and tear excepted, or fail to maintain insurance coverage on the Assets in such amounts and kinds as are at least comparable to the coverage in effect on the date of this Agreement.  Seller will use its best efforts to preserve the Business, to preserve for itself the goodwill of its suppliers, customers and others with whom business relationships exist; provided, however, that nothing shall permit Seller to make or agree to make any increase in compensation, or take any other action with respect to employees, suppliers or customers, which is inconsistent with present policies and practices of Seller or with any other provisions of this Agreement.

(d)           CONSENTS, COOPERATION.   Subject to the terms and conditions hereof, Seller and Buyer will use their respective best efforts at their own expense:

(i)           to obtain prior to the earlier of the date required (if so required) or the Closing Date, all waivers, permits, licenses, approvals, authorizations, qualifications, orders and consents of all third parties and governmental authorities, and make all filings and registrations with governmental authorities which are required on their respective parts for (A) the consummation of the transactions contemplated by this Agreement, (B) the ownership or leasing and operating after the Closing by  Buyer of all material properties contained in the Assets and (C) the conduct after the Closing by  Buyer of the Business as conducted by Seller on the date hereof;

(ii)           to defend, consistent with applicable principles and requirements of law,  any lawsuit or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third persons (including governmental authorities) challenging this Agreement or the transactions contemplated hereby and thereby; and

(iii)           to furnish each other such information and assistance as may reasonably be requested in connection with the foregoing.

(e)           ADDITIONAL AGREEMENTS.     Subject to the terms and conditions of this Agreement, each of the Parties shall use its best efforts, at its own expense, to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

(f)           NOTIFICATION OF CERTAIN MATTERS.    Between the date hereof and the Closing, Seller will give prompt notice in writing to Buyer of: (i) any information that indicates that any representation and warranty contained herein was not true and correct as of the date hereof or will not be true and correct as of the Closing, (ii) the occurrence of any event which will result, or has a reasonable prospect of resulting, in the failure to satisfy a condition specified in Section 10 hereof, (iii) any notice or other communication from any third person alleging that the consent of such third person is or may be required in connection with the transactions contemplated by this Agreement, and (iv) any notice of, or other communication relating to, any default or event which, with notice or lapse of time or both, would become a default under any Company Agreement.  Seller will (x) promptly advise Buyer of any event that has, or in the future could reasonably be expected to have, a Material Adverse Effect, and (y) notify Buyer of any emergency or other change in the normal course of business or in the operation of the Business and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or adjudicatory proceedings involving the Business and/or Assets, and shall  keep Buyer fully informed of such events and permit Buyer's representatives access to all materials prepared in connection therewith.

(h)           CHANGE OF CORPORATE NAME.       Buyer shall own and possess, to the exclusion of Seller, from and after the Closing Date, all rights of Seller to ownership and the use of the names PAKIT, DCL, DICKLER CHEMICALS  (or any similar names or other derivations thereof), in the operation of the Business, including, but not limited to, the right to use such banes in its operations and advertising or in the description or name of any products or goods from time to time purchased, processed, manufactured, sold or distributed by Buyer.  Seller does hereby agree, immediately following Closing, to change the registered names of its subsidiaries  in their respective states of formation to substantially dissimilar names than those set forth hereinabove and provide Buyer’s counsel with copies of said filings.  The Parties acknowledge that Buyer is not purchasing stock or corporate entities hereunder but is purchasing the exclusive rights to the names as set forth herein.

(i)           COVENANT NOT TO COMPETE.    In furtherance of the sale to Buyer of the Assets and the Business, for a period of FIVE (5) YEARS following the Closing Date, Seller shall not and shall cause its subsidiaries and affiliates not to, directly or indirectly, through equity ownership or otherwise, for itself or any other person or entity, compete with Buyer in the Business as conducted and proposed to be conducted by Buyer wherever such Business was conducted by Seller.

The Parties agree that the covenants deemed included in this Section are, taken as a whole, reasonable in their geographic scope and their duration and no Party shall raise any issue of the reasonableness of the scope or duration of the covenants in any proceeding to enforce any such covenants.  If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in this Section, then the unenforceable  covenant shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

 The Parties acknowledge that Seller has excluded certain formulas for products it has retained for itself.

Neither C&M nor Chris will be restricted from providing landscaping services following the Closing which do not violate this Section.

(j)           BULK SALES ACT.   The Parties acknowledge that because of a very short time frame in effecting this transaction, the Parties have waived compliance and advance notice under any applicable Bulk Sales Act.  After the Date of Closing, any amount ordered by any taxing authority to be paid towards any outstanding tax liability of Seller shall be paid by Seller. Buyer shall have no liability hereunder whatsoever.  This provision is not intended by the parties to shift any responsibilities under the Bulk Sales Act of the Commonwealth of Pennsylvania.

10.           CONDITIONS TO THE OBLIGATIONS OF BUYER TO EFFECT THE CLOSING.

The obligations of Buyer required to be performed by it at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by Buyer as provided herein, except as otherwise required by applicable law:

(a)           REPRESENTATIONS AND WARRANTIES; AGREEMENTS; COVENANTS. Each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date hereof and (having been deemed to have been made again at and as of the Closing) shall be true and correct in all material respects as of the Closing.  Each of the obligations of Seller required by this Agreement to be performed by it at or prior to the Closing shall have been duly performed and complied with in all material respects as of the Closing.  At the Closing, Buyer shall have received a certificate, dated the Closing Date and duly executed by the chief executive officer of Seller, to the effect that the conditions set forth in the preceding two (2) sentences have been satisfied.

(b)           AUTHORIZATIONS.   All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by Seller and by Seller's Board of Directors.  All notices to, and declarations, filings and registrations with and consents, authorizations, approvals and waivers from, governmental and regulatory bodies required to consummate the transactions contemplated hereby and all consents or waivers  which, either individually or in the aggregate, if not made or obtained, would have a Material Adverse Effect,  shall have been made or obtained.

(c)           OPINION OF SELLER’S COUNSEL.  Buyer shall have been furnished with the opinion of counsel for Seller, dated the Closing Date, in form and substance satisfactory to Buyer, to the effect set forth in  Section 7 hereof.  In  rendering  the  foregoing opinion, such counsel may  rely as to factual matters upon certificates or other documents furnished by officers and directors of Seller and by government officials and upon such other documents and data as such counsel deem appropriate as a basis for their opinion.  Such counsel may specify the jurisdiction or jurisdictions in which they are admitted to practice, that they are not admitted to the Bar in any other jurisdiction or experts in the law of any other jurisdiction and that such opinion is limited accordingly.

(d)           ABSENCE OF LITIGATION.    No order, stay, injunction or decree of any court of competent jurisdiction in the United States shall be in effect that (i) prevents or delays the consummation of any of the transactions contemplated hereby or (ii) would impose any material limitation on the ability of Buyer effectively to exercise full rights of ownership of the Assets and the Business.  No action, suit or proceeding before any court or any governmental or regulatory entity shall be pending (or threatened by  any governmental or regulatory entity), and no investigation by any governmental or regulatory entity shall have been commenced (and be pending) seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement or seeking material damages in connection therewith which Buyer, in good faith and with the advice of counsel, believes makes it undesirable to proceed with the consummation of the transactions contemplated hereby.

11.           CONDITIONS TO THE OBLIGATIONS OF SELLER TO EFFECT THE CLOSING.

The obligations of Seller required to be performed by it at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by Seller as provided herein except as otherwise required by applicable law:

(a)           REPRESENTATIONS AND WARRANTIES; AGREEMENTS; COVENANTS. Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects  as of  the date hereof and (having been deemed to have been made again  at  and as of the Closing) shall be true and correct in all material respects as of the Closing.  Each of the obligations of Buyer required by this Agreement to be performed by it at or prior to the Closing shall have been duly performed and complied with in all respects as of the Closing.   At the Closing, Seller shall have received a certificate, dated the Closing Date and duly executed by the chief financial officer of Buyer, to the effect that the conditions set forth in the preceding two (2) sentences have been satisfied.

(b)           AUTHORIZATION OF THE AGREEMENT; CONSENTS.   All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by Buyer.  All filings required to be made in connection  with the transactions contemplated hereby shall have been made and all applicable waiting periods with respect to each such filing (including any extensions thereof) shall have  expired or been terminated.  Seller shall determine to its reasonable satisfaction that the consummation of the transactions contemplated herein shall not give rise to any liability to Seller under any environmental law, ordinance, rule or regulation arising under Federal or state authority.

(c)           ABSENCE OF LITIGATION.     No order, stay, judgment or decree shall have been issued by any court and be in effect restraining or prohibiting the consummation of the transactions contemplated hereby.

(d)           LEASE FOR PREMISES/EQUIPMENT.  The Parties acknowledge that the Business Premises and certain assets necessary to conduct the Business are proposed to be transferred from to Buyer  by  related  agreements (hereinafter referred to as the “Leases”).  Seller shall  obtain assignments of the Leases  to Buyer and Buyer acknowledges that the Leases are not subject to change prior to Closing.  Buyer reserves its rights as to the acceptance of said  Leases  (subject to its due diligence review, the Premises being inspected for compliance with building codes, zoning compliance,  OSHA requirements, structural and mechanical systems within the Premises and all of the forgoing passing such inspections, being in compliance with law/regulations and being acceptable to Buyer).  Buyer reserves its rights under this Agreement if it is not in agreement with the terms and conditions of such Leases, as proposed to be assigned, or the condition of the Premises.   Although the Leases are not Assets, the Parties acknowledge that Buyer may not be compelled to proceed  with the transaction contemplated hereunder unless the Leases are assigned to Buyer, as set forth herein.

In addition, the Parties acknowledge that the Premises are subject to investigation and Seller has received notice of violation as to local zoning and building code ordinances related to the Premises.  Buyer  shall be held completely free and harmless relative to all such issues and shall  be indemnified by Seller for any and all liabilities which may be asserted against Buyer relative  to its occupancy and operations at the Premises (except for any actions which constitute gross negligence or willful misconduct by Buyer  or  its own actions which constitute knowing violation of law if the Premises were properly zoned for the known uses of the Business).  The foregoing applies regardless of any release of liability Seller may obtain for the owner of the Premises.   Seller has  represented  and does hereby reaffirm that  it will undertake all legal proceedings and bear all costs necessary to attend to the pending zoning and building code violations and do whatever is necessary to allow Buyer to utilize the Premises for their intended purposes in conducting the Business pursuant to the terms of the Lease.   Buyer has relied on this material representation in consummating the transactions contemplated hereunder.

12.           TERMINATION.     This Agreement may be terminated at any time prior to the Closing:

(a)            by mutual consent of Buyer and Seller;

(b)           by Buyer or Seller, if the Closing shall not have taken place on or prior to FEBRUARY 28, 2012, or such later date as shall have been approved by Buyer and Seller;

(c)           by Buyer or Seller,  if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement,  and such order, decree, ruling or other action shall have become final and non-appealable;

(d)           by Buyer, if there has been any material violation or breach by Seller of any representation, warranty, covenant or obligation contained in this Agreement and such violation or breach has not been waived by Buyer (after notice and reasonable opportunity to cure); or

(e)           by Seller, if there has been any material violation or breach by Buyer of any representation, warranty, covenant or obligation contained in this Agreement and such violation or breach has not been waived by Seller (after notice and reasonable opportunity to cure).

(f)           NOTICE OF TERMINATION.    If Buyer or Seller shall terminate this Agreement pursuant to the provisions hereof, such termination shall be effected by notice to the other parties specifying the provision hereof pursuant notice which such termination is made.

(g)           EFFECT OF TERMINATION.     Except for  any  breach of this Agreement, including  the  obligations contained in Section 9 hereof, upon the termination of this Agreement pursuant to Section 12  hereof, this Agreement shall forthwith become null and void, and no party hereto or any of its officers, directors, employees, agents, consultants, stockholders or principals shall have any liability or obligation hereunder with respect thereto.

13.           SURVIVAL AND INDEMNIFICATION.

(a)           SURVIVAL.      All representations, warranties, covenants and agreements contained in this Agreement, or in any Schedule, certificate, document or statement delivered pursuant hereto, shall survive and shall be deemed to have been relied upon (and not be affected in any respect by) the Closing, any investigation conducted by any party hereto and any information which any party may receive.  Notwithstanding the foregoing, the representations, and warranties contained in Section 7  of  this Agreement shall terminate on the Third  (3rd) anniversary after the Closing Date; provided, however, that (i) to the extent any breach of a representation or warranty involves any liability for Taxes or with respect to environmental matters, such representation and warranty and any related indemnity obligation shall survive until the expiration of the applicable statute of limitations (or extensions or waivers thereof) relating to any such liability for Taxes or with respect to environmental matters, and  (ii) such representations and warranties,  and the liability of any Party with respect thereto, shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which such party has been given written notice prior to such anniversary date or such expiration of applicable statute of limitations (or extensions or waivers thereof).

(b)           INDEMNIFICATION.       The Seller shall indemnify the Buyer as set forth below:

(i)            Seller shall (A) indemnify and hold harmless Buyer and each of its affiliates or other related entities  from and against any and all losses, damages, liabilities and claims arising out of, based upon or resulting from any inaccuracy as of the date hereof or as of the Closing Date of any representation or warranty of Seller which is contained in or made pursuant to this Agreement or any  breach by Seller of any obligations contained in or made pursuant to this Agreement including, without limitation, with respect to all liabilities, commitments and obligations of Seller and (B) reimburse Buyer and each of its directors, officers, employees, advisors and affiliates or other related entities  for any and all fees, costs and expenses of any kind related thereto (including, without limitation, any and all Legal Expenses (as defined below) (collectively, a "Loss"); provided, however, that (1) Buyer and its directors, officers, employees, advisors and affiliates or other related entities  shall be entitled to indemnification pursuant to this Section 13 only if the aggregate gross amount of all Losses of any kind suffered by such persons exceeds TWO THOUSAND ($2,000.00) DOLLARS;  (2) in determining the amount of Loss for purposes of this Section 13, there shall be netted from any claimed loss (I) the amount of any insurance proceeds or other cash receipts paid to Buyer with respect to such loss, (II) any indemnification available to Buyer from an unrelated party with respect to such loss, (III) the maximum tax benefit potentially available to Buyer under any Federal or state taxing provision, and (IV) any loss to the extent attributable to the negligence of Buyer or an affiliate thereof.

(ii)            Promptly  after receipt by any person entitled to indemnification under this Section 13 (an "indemnified party") of notice of the commencement of any action in respect of which the indemnified party will seek indemnification hereunder, the indemnified party shall notify each person that is obligated to provide such indemnification  (an "indemnifying party") thereof in writing but any failure to so notify the indemnifying party shall not relieve it from any liability that it may have to the indemnified party other than under this Section 13. The indemnifying party shall be entitled to participate in the defense of such action and, provided that within Fifteen (15) days after receipt of such written notice the indemnifying party confirms in writing its responsibility therefor and reasonably demonstrates that it will be able to pay the full amount of potential liability in connection with any such claim, to assume control of such defense with counsel reasonably satisfactory to such indemnified party; provided, however, that:

(A)           the indemnified party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim;

(B)            the  indemnifying party shall obtain the prior written approval of the indemnified party before entering into any settlement of such claim or ceasing to defend against such claim, if pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief would be imposed against the indemnified party;

(C)            no indemnifying party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each indemnified party of a release from all liability in respect of such claim; and

(D)            the indemnifying party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the indemnified party shall be entitled to have sole control over, the defense or settlement of (1) any claim to the extent the claim seeks an order, injunction or other equitable relief against the indemnified party which, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the indemnified Party or (2) any claim relating to Taxes.

After written notice by the indemnifying party to the indemnified party of its election to assume control of the defense of any such action, the indemnifying party shall not be liable to such indemnified party hereunder for any Legal Expenses subsequently incurred by such indemnified party in connection with the defense thereof.  If the indemnifying party does not assume control of the defense of such claim as provided in this Section 13, the indemnified party shall have the right to defend such claim in such manner as it may deem appropriate at the cost and expense of the indemnifying party; and the indemnifying party will promptly reimburse the indemnified party therefor in accordance with this Section 13. The reimbursement of fees, costs and expenses required by this Section 13 shall be made by periodic payments during the course of the investigations or defense, as and when bills are received or expenses incurred.

(c)            In the event that the indemnifying party shall be obligated to indemnify the indemnified party pursuant to this Section 24, the indemnifying party shall, upon payment of such indemnity in full, be subrogated to all rights of the indemnified party with respect to the claims to which such indemnification relates.

14.           NO ASSUMED LIABILITIES.      (i)    Seller acknowledges and agrees that Buyer does not hereunder assume or agree to pay, satisfy, discharge or perform, and shall not be deemed by virtue of the execution and delivery of this Agreement, or of any instrument, paper or document delivered by it pursuant to this Agreement, or as a result of the consummation of the transactions contemplated by this Agreement, to have assumed, or to have agreed to pay, satisfy, discharge or perform, any liability, obligation or indebtedness of Seller (whether absolute, accrued, or contingent, whether filed or asserted prior to or after the Closing Date and whether arising out of or in any way connected with the Assets or the business of Seller or otherwise) all of which  Seller agrees to pay, satisfy, discharge and perform at or prior to Closing (except as may otherwise be agreed upon by the Parties in writing).  Without limitation of the foregoing, the following liabilities shall not be assumed by Buyer:

(A)           any obligation or liability of Seller to perform this Agreement or relating to the breach of any representation or warranty made by Seller hereunder;

(B)           any obligation or liability of Seller for accounts payable of Seller, expenses, taxes, commissions, fees and charges incident to the preparation of this Agreement or the consummation of the transactions contemplated hereby;

(C)           any obligation or liability of Seller that was incurred by Seller on or before the Closing Date which, with respect to any Federal, state or local income, employment, franchise or similar taxes relating to Seller's business as conducted prior to the Closing Date or Seller's liabilities for payment of pension, hospitalization, major medical, disability and life insurance benefits to its employees;

 (D)          any liability of Seller to its stockholders or to its creditors, including with respect to trade creditors, equipment leases, property leases or other accounts payable;

(E)           any liability of Seller with respect to its capital stock or other securities of Seller or any warrants, options or rights to purchase its capital stock or securities;

(F)           any liability claimed as a result of any product manufactured, sold or distributed by Seller, or any liability for death, personal injuries (including libel), property damages or consequential damages relating to any act or omission alleged to have been taken by Seller prior to the Closing Date;

(G)           any liability for product recalls required by governmental order, and warranty claims based solely upon Seller’s negligence:

(H)           any  liability  or  obligation under any agreement being assumed by Buyer hereunder resulting from any breach or failure to perform or any alleged breach or failure to perform prior to the Closing Date or any liability for non-performance  with respect to any agreement which cannot be timely performed after the Closing Date;

(I)            any liability or obligation under any lease or other contract entered into by Seller, whether current or in the past, that exists now or at the Closing or that arises after the Closing with respect to matters occurring at or prior to the Closing or thereafter as same relates to the Premises and asserted zoning violations;

(J)           any  liability to the Pension Benefit Guaranty Corporation or any similar organization, whether arising out of the employment by Seller of any employees or former employees, the transactions contemplated by this Agreement or otherwise, that exists now or at the Closing or that arises after the Closing with respect to matters occurring at or prior to the Closing;

(K)           any liability under any law ordinance, rule or regulation including, without limitation, antitrust, civil rights, health, safety, labor, discrimination and environmental laws, ordinances, rules and regulations, that exists now or at the Closing or that arises after the Closing with respect to matters occurring at or prior to the Closing;

(L)           any liability arising out of or based upon any action, suit, claim, investigation, consent decree, review or proceeding, at law or in equity or before any Federal, state, municipal or other governmental department, commission, board, bureau, agency or other instrumentality, that exists now or at the Closing or that arises after the Closing with respect to matters occurring at or prior to the Closing;

(M)          any liability under any Compensation Commitment or any liability in connection with the layoff, termination or other action or inaction prior to the Closing, affecting Seller's employees resulting from or connected with the transaction contemplated by this Agreement, including, but not limited to, claims arising out of or related to Seller's obligations under the Labor Management Relations Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, all state fair employment practice laws, ERISA, COBRA, any collective bargaining agreement to which Seller is a party, and any individual or other collective contracts of employment;

(N)           any liability known or unknown not expressly assumed by Buyer hereunder (Buyer assumes all liabilities which arise from actions or inactions of Buyer after the date of closing);

(ii)           any instruments, papers and documents which shall be executed and delivered by Buyer in connection with the assumption of the Assumed Liabilities shall contain express and specific provisions to the effect that in respect of any Assumed Liabilities:

(A)           Buyer, in good faith, shall have the right to resist, contest, defend against, litigate, compromise and/or otherwise dispose of any and all Assumed Liabilities to such extent and in such manner as Buyer, in its sole discretion shall deem desirable, advisable and for its best interests, and Buyer shall be deemed to have performed its obligations under and pursuant to such instruments, papers and documents notwithstanding such resistance, contest, defense against, litigation, compromise or other disposition, so long as, and to the extent that, Seller shall not be required to pay, satisfy, discharge or perform any of the Assumed Liabilities or defend therefor; and

(B)            Nothing in any such instrument, paper or document, or in this Agreement, contained is intended to be construed, or shall be construed, as enlarging or extending in any manner, or to any extent, the period of limitations prescribed by any statute of limitations applicable to any of the Assumed Liabilities, or as enlarging or extending to any extent, or in any manner whatsoever,  the rights which any owner, holder or obligee of any of the Assumed Liabilities has had, now has, or hereafter can, shall or may have in respect thereto against Seller, or as rendering valid, or enforceable, against Buyer any of the Assumed Liabilities which, for any reason whatsoever, would not have been valid and enforceable, against Seller and that any of the Assumed Liabilities which would have been valid or enforceable, against Seller only partially, conditionally, contingently or to a limited extent, or in a limited manner, shall be valid and enforceable against Buyer to no greater extent, and in no different manner, than the Assumed Liabilities would have been valid and enforceable against Seller.

15.           PERSONNEL MATTERS.

(a)           EMPLOYEES.      For purposes of this Agreement, the term “Employee” means any person employed as of the Closing Date by Seller primarily in the conduct of the Business or pursuant to a “lease” of employees, and the term “Former Employee” means any person formerly so employed.  The terms "Employee" and "Former Employee” shall include, where an employee benefit plan provides benefits for beneficiaries or dependents, the beneficiaries and dependents of an Employee or Former Employee.

(b)           EMPLOYMENT OBLIGATIONS.  Seller shall be solely responsible to and for its Employees for all obligations arising out of their employment or the termination of such employment with Seller prior to the Closing.

(c)           EMPLOYMENT INFORMATION.  Seller,  to the extent of information available to it,  and Buyer will each provide the other, in a timely manner, any information which the other party hereto may reasonably request with respect to any Employee's employment with or compensation from Seller or Buyer, as the case may be, or any Employee's or Former Employee's rights or benefits under any employee benefit plan.

16.           ENVIRONMENTAL MATTERS.     Seller shall furnish to Buyer such evidence of environmental compliance satisfactory to Buyer and its counsel as Buyer may reasonably request.

17.           MISCELLANEOUS.

(a)           EXPENSES.        Each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, investment bankers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

(b)           HEADINGS.  The section headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the Provisions hereof.

(c)           NOTICES.    All notices or other communications required or permitted hereunder shall be given in writing and shall be deemed sufficient if delivered by hand or mailed by registered or certified mail, postage prepaid (return receipt requested), as follows:

If to Seller:	Mr. John Bordynuik JBI, INC. 1783 Allanport Road Thorold, Ontario L0S 1K0 Canada

with a copy to:	DAVID ROST, ESQ. davidrost1@aol.com

If to Buyer:	Big 3 Packaging, LLC c/o Mr. Richard A. Higgs richard.a.higgs@gmail.com

with a copy to:	STEVEN ROBERT LEHR, P.C. 33 CLINTON ROAD, SUITE 100 WEST CALDWELL, NEW JERSEY 07006 Attention: STEVEN ROBERT LEHR, ESQ. Tel: (973) 575-8002 Fax: (973) 575-8340 slehr@lehrlaw.com or such other address as shall be furnished in writing to the other Parties by such Party, and any such notice or communication shall be effective and be deemed to have been given as of the date so delivered or three days after the date so mailed; provided, however, that any notice or communication changing any of the addresses set forth above shall be effective and deemed given only upon its receipt.

(d)           ASSIGNMENTS.         This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns provided, however, that neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any of the Parties hereto without the prior written consent of the other Parties, except that this Agreement and such rights, interests and obligations may be assigned by Buyer to one or more Affiliates.  Buyer agrees that any such assignment shall not relieve Buyer of its liability hereunder.

(e)           ENTIRE AGREEMENT.    This Agreement (including the Schedules and any exhibits hereto) embodies the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior written or oral commitments, arrangements or understandings with respect thereto.  There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the transactions contemplated hereby other than those expressly set forth herein.

(f)           MODIFICATIONS, AMENDMENTS AND WAIVERS.       At any time prior to the Closing, to the extent permitted by law, (i) Buyer and Seller may, by written agreement, modify, amend or supplement any term or provision of this Agreement and (ii) any term or provision of this Agreement may be waived in writing by the Party which is entitled to the benefits thereof.

(g)           COUNTERPARTS.    This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

(h)           GOVERNING LAW.     This Agreement shall be governed by the laws of the State of New Jersey (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters including, but not limited to, matters of validity, construction, effect and performance.

(i)           ACCOUNTING TERMS.    All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with generally accepted accounting principles on the date hereof.

(j)           CERTAIN DEFINITIONS.    For purposes of this Agreement:

(i)            "best efforts" shall be deemed to not include any obligation on the part of any person to undertake any liabilities or perform any acts (except liabilities or performance, other than any best efforts obligations, expressly required to be undertaken by the terms of this Agreement) which are materially burdensome to such person; provided, however, that notwithstanding the foregoing, the term "best efforts" shall include an obligation to take such actions which are normally incident to or reasonably foreseeable in connection with such obligation or the transactions contemplated hereby;

(ii)           "Material Adverse Effect" shall mean any change in, or effect on, Seller or  any Subsidiary (including the business thereof) which is, or with reasonable probability might be, materially adverse to the business, operations, assets, condition (financial or otherwise) or prospects of Seller and its subsidiaries, taken as a whole;

(iii)           "best knowledge" shall mean the knowledge of a person (or of its executive officers if a corporation) after having made due investigation and reasonable inquiry of the  senior managerial employees, having responsibility for such matter or having access to such information; and
(iv)           "Person" shall mean and include an individual, corporation, partnership, joint venture, association, trust, any other unincorporated organization or entity and a governmental entity or any department or agency thereto, and

(k)           SEVERABILITY.   If any one (1) or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby.  To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

(l)           SPECIFIC PERFORMANCE.   Buyer and Seller recognize that any breach of the terms of this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly agree that, in addition to other remedies specified herein and despite any limitations of remedies specified herein, any non-breaching Party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy as a remedy of money damages.

(m)           CONSENT TO JURISDICTION.   Seller and Buyer hereby submit and consent to the exclusive jurisdiction of the courts of the State of New Jersey and the federal courts of the United States of America located in such state in respect of the interpretation and enforcement of the provisions of this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that this Agreement may not be enforced in or by said courts or that its property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper.  Seller and Buyer agree that service of process may be made in any manner permitted by the laws of the State of New Jersey or the federal laws of the United States in any such action, suit or proceeding against Seller or Buyer with respect to this Agreement, and  Buyer hereby irrevocably designates and appoints  Steven Robert Lehr, Esq., as their   authorized agent upon which process may be served in any such action, suit or proceeding, it being understood that such appointment and designation shall become effective without any further action on the part of  Buyer.  Service of process upon such authorized agent shall be deemed,  in every respect, effective service of process upon  Buyer and shall remain effective until  Buyer  shall appoint another agent for service of process acceptable to the other Party, Seller and Buyer  agree that final judgment (with all right of appeal having expired or been waived) against it in any such action, suit or proceeding shall be conclusive and that the other party is entitled to enforce such judgment in any other jurisdiction by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of indebtedness arising from such judgment.

(n)           U.S. CURRENCY.    All payments made under this Agreement at any time shall be made in the lawful currency of the United States of America.

(o)           RISK OF LOSS.

(i)            The risk of loss or damage to the Assets to be sold to Buyer hereunder shall be borne by Seller until title or right to possession shall have passed to Buyer on the Closing Date.

(ii)           If, prior to the Closing Date, any of the Assets shall be damaged or destroyed to an extent which will not have Material Adverse Effect on the operations similar to those heretofore carried on by Seller, Seller shall repair or cause to be repaired such damage or replace such destruction without cost or expense to Buyer, notwithstanding that such repair work shall extend beyond the Closing Date, or Buyer, at its option, may elect to become entitled to any proceeds of policies of insurance with respect to such loss.

(iii)           If, prior to the Closing Date, any of the Assets shall be damaged or destroyed or taken in condemnation proceedings, to the extent which will have a Material Adverse Effect on operations similar to those heretofore carried on by Seller, Buyer, at its option, may (I) elect to become entitled to any proceeds of condemnation or insurance with respect to such loss or (II) cancel this Agreement.  If so canceled, this Agreement will be of no force and effect, and in such event no party hereto, or any of its officers, directors, employees, agents, consultants, stockholders or principals shall have any further liability obligation hereunder with respect thereto.

(p)           ACCESS TO BOOKS AND RECORDS.      Insofar as any of the books and  records being transferred to Buyer or retained by Seller shall,  in Buyer’s or Seller's opinion, as the case may be, be material in connection with any tax or business problem or purpose, such party shall have the right to examine the same at all reasonable times and to make copies or abstracts thereof.  At any time after the Closing Date, Buyer may dispose of any of such books and records; provided, however, that Buyer shall give Seller reasonable prior notice of any planned disposition and, for a period of six years after the Closing Date afford to Seller the opportunity to segregate and remove any and all books and records before their disposition by Buyer. The Parties acknowledge that Buyer has provided to Seller all of the books and records for 2010 and 2011 previously located at the Premises.

(q)           TRANSFER DOCUMENTS.  Seller agrees that the sale and transfer hereunder of the Assets shall be made on the Closing Date, as of the Closing Date, by bills of sale, assignments or other instruments of transfer as shall be appropriate to vest in Buyer title to the Assets free and clear of any and all liabilities, claims, liens, encumbrances, etc....   From and after the Closing Date, upon the request of Buyer, Seller shall do, execute, acknowledge and deliver all such further acts, assignments, transfers and conveyances as may reasonably be required to convey to and vest in Buyer and protect its right, title and interest in and enjoyment of any of the Assets, and as may be appropriate to otherwise carry out the transactions contemplated by this Agreement.  To the extent that the assignment of any of the Assets shall require the consent of other parties, this Agreement shall not constitute an assignment or agreement to assign the same if such action would constitute a breach of any contract or agreement relating to any of the Assets.  Each of Seller and Buyer agree to use its best efforts to obtain the consents of other parties to the assignment thereof to Buyer.  If any such consent is not obtained, Seller and Buyer shall cooperate with each other in a reasonable arrangement designed to provide for Buyer the benefits thereof and to permit the performance of remaining unfulfilled obligations thereunder by Buyer.  To the extent that the use or benefit of any of the Assets is denied to Buyer because such consent is not obtained, Seller shall pay to Buyer the incremental cost to Buyer to acquire or obtain the use or benefit of an equivalent asset, property or right.

(r)           TRANSFER AND PROPERTY TAXES.    All applicable documentary, excise, sales, use and other taxes, if any, on the sale or transfer of the Assets shall be borne by Seller.  Seller shall pay all taxes and assessments of any kind which shall have become a lien on any of the assets on or before the Closing Date.

(s)           ALLOCATION OF PURCHASE PRICE.   The Parties shall allocate the Purchase Price as they mutually determine and shall execute and file IRS Form 8594, Asset Acquisition Statement under Section 1060 of the Internal Revenue Code of 1986, as amended.

(t)            FURTHER ASSURANCES.  The Parties agree to execute such further documents or take such further or other actions as are necessary to fully effectuate the terms, conditions  and intent of this Agreement.  It  is  the Parties intentions to have all matters contained herein and all schedules completed within thirty (30) days of the date hereof, each Party  acknowledging and agreeing that certain matters may take longer due to government involvement  or  matters  beyond each Party’s direct  control.  The Parties each agree that they shall work diligently and continuously to resolve all outstanding issues hereunder as soon as possible, each Party acting in good faith.

IN WITNESS WHEREOF, the Parties have set their hands and seals to this Agreement, each having caused this Agreement to be executed by its duly authorized chief executive officers and attested by each of its secretaries on the date first above written.

Big 3 Packaging, LLC (BUYER)

By:	/s/ Richard A. Higgs
Name: RICHARD A. HIGGS
Title: Managing Member

JBI, INC. (SELLER)

By:	/s/ John Bordynuik
Name: John Bordynuik
Title: Chief Executive Officer

SCHEDULE H – IP PROVISIONS

DCL – IP SECTIONS

“Seller Intellectual Property” means all Intellectual Property Rights owned by or licensed in to Seller.

“Intellectual Property Rights” means, collectively, all United States and foreign intellectual property rights and proprietary rights, including all (i) patents and patent applications (including all letters patent, design patents, provisional applications, reissues, divisions, continuations, continuations-in-part, renewals, substitutes (MPEP 201.09) and extensions of any patent or patent application), utility models, community designs and applications therefor, industrial designs and applications for registration of industrial designs (“Patents”); (ii) all trade secrets, know-how and confidential or other proprietary information relating to technical, financial or business matters, whether patentable or unpatentable, including inventions, technologies in development, formulae and information, manufacturing, engineering, and other drawings and manuals, recipes, technology, manufacturing processes, test processes, specifications, algorithms, models, methodologies, designs, lab journals, notebooks, schematics, data, plans, blue prints, research and development reports, agency agreements, technical information, technical assistance, engineering data, design and engineering specifications, and similar materials recording or evidencing expertise or information, including those related to products or processes under development (“Trade Secrets”); (iii) rights of publicity and personal information; (iv) all trademarks, service marks, trade names, logos, slogans, and trade dress, internet domain names, trademark registrations and applications, and all goodwill symbolized by or associated with any of the foregoing (“Trademarks”); (v) copyrighted works of authorship protectable under the copyright Laws of any country (registered and unregistered), including copyrights in computer programs, software and databases and including the right to use, reproduce, display, perform, modify, enhance, distribute, and prepare derivative works of all works of authorship (“Copyrights”); and (vi) including in each case above all rights and remedies against past, present and future infringement, dilution, misappropriation or other violation thereof.

Section 1.                      Intellectual Property

(a) Exhibit A  sets forth a true and complete list of all Registered Intellectual Property owned or licensed by Seller and being transferred to Buyer hereunder. Seller is the sole owner of record in all applicable patent, trademark and copyright offices, free and clear of any encumbrances other than permitted encumbrances, of all right, title and interest to such Registered Intellectual Property, and to the knowledge of the Seller, all Registered Intellectual Property and Intellectual Property Rights are subsisting, valid and enforceable.  Seller shall make known to Buyer at or about the Closing a true and complete list of all necessary actions required to be taken in connection with the Registered Intellectual Property.  All necessary actions that are required to be taken within four (4) months from the Closing Date, including the payment of fees without surcharges or the filing of documents, for purposes of obtaining, maintaining, perfecting or renewing any rights in such Registered Intellectual Property have been taken.  Seller shall be responsible for the costs associated with all actions required prior to the Closing Date, and shall be reimbursed for all costs associated with all actions taken within four (4) months after the Closing Date.  To the extent actions can be performed four (4) months subsequent to the Closing Date, Seller shall refrain from taking action and promptly notify Buyer of such necessary actions.

(b) To the knowledge of Seller, Seller’s Intellectual Property includes all Intellectual Property Rights required by Seller to operate the Business, including the manufacture, use, sale, offer for sale, distribution and marketing of its current and proposed products and methods of manufacture (as such are included in the sale hereunder). Seller owns and has the right to use, enjoy and exploit for its benefit, or is validly licensed to use, enjoy and exploit for its benefit, free and clear of all encumbrances, all Seller Intellectual Property.  All employees of Seller  have agreed in writing to assign all Intellectual Property Rights to Seller as Seller Intellectual Property.

(c) Seller has not licensed or sublicensed its rights in any Intellectual Property Rights, except pursuant to IP Contracts as listed on Schedule A,  and no royalties, honoraria or other fees are payable by Seller for the use of or right to use any Intellectual Property Rights, except pursuant to the IP Contracts listed on Schedule A (Company Agreements).

(d) Except as set forth on Schedule A: (i) to the knowledge of Seller, the use of Seller Intellectual Property as currently used or proposed to be used by Buyer, and the conduct of the Business post Closing,  does not infringe, dilute, misappropriate or otherwise violate with the Intellectual Property Rights of any other Person; (ii) to the knowledge of Seller  or their attorneys or agents, no actions are pending or have been instituted or asserted against Seller and Seller and its affiliates have not received any notice (A) claiming that the use by Seller of any Intellectual Property Rights, or the conduct of the Business, including the manufacture, offer for sale, licensing or use of any of the products or services manufactured, offered for sale, sold, licensed or used by Seller, and the processes, methodologies and other Intellectual Property Rights employed by Seller, infringes, misappropriates, dilutes, or otherwise violates the rights of another Person or (B) challenging the ownership rights of  Seller or any of its affiliates to any Intellectual Property Rights or the validity or enforceability of any of Seller Intellectual Property (including any cancellation, opposition, or other action before any tribunal) and, to the knowledge of Seller, there are no facts, circumstances or conditions that could reasonably form the basis of any such claims or challenges; and (iii) to the knowledge of Seller  and their attorneys or agents, there is no unauthorized use, disclosure, infringement, misappropriation, dilution, or other violation or improper use of the Seller Intellectual Property by any Person.

(e) Except as set forth on Schedule B (Legal Matters), Seller has  not brought any action against or gave notice to another Person in the past five (5) years alleging that such person infringes, misappropriates, dilutes, or otherwise violates Seller Intellectual Property or breaches any Contract involving Seller Intellectual Property.

(f) The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Buyers right to own, use or hold for use any of the Seller  Intellectual Property as owned, used or held for use in the conduct of the Business.  Neither this Agreement or and ancillary agreements between Buyer and Seller  nor the transactions contemplated hereunder  will result in (i) Buyer being required to procure or attempt to procure from any stockholder, officer, director, employee, agent or other person or any of its current or former affiliates a license, grant or covenant not to assert under any IP Contract or (ii) the Seller  or any of their respective current or former affiliates granting to any third party any incremental right to or with respect to any Seller Intellectual Property.

(g) Seller has at all times taken reasonable measures to ensure that personal information to which Seller has had access or has collected, used or held for use in the conduct of the Business, and any trade secrets of Seller, are protected against unauthorized access, disclosure, use, modification or other misuse, including requiring all persons having access thereto to execute written non-disclosure agreements.  All employees and consultants of Seller have agreed in writing to maintain all Trade Secrets owned, licensed or otherwise held by Seller in confidence.  To the knowledge of Seller, there has been no unauthorized access, disclosure, use, modification or other misuse of the Trade Secrets owned or licensed in by Seller.  No claims have been asserted or threatened against Seller alleging a violation of any person’s privacy, personal information or data rights.

(h) Except as set forth in Schedule B, there are no settlements, forbearances to sue, consents, Governmental Orders or similar obligations which (i) restrict Buyer’s  rights to use, enjoy or exploit any or Seller’s  Intellectual Property Rights, (ii) restrict the Business in order to accommodate a third party’s Intellectual Property Rights or (iii) permit third parties to use any Intellectual Property Rights owned or controlled by Seller.

(i) With respect to Copyrights that are Seller Intellectual Property, each current or former employee, contractor, consultant or agency that has created, authored, delivered, developed, contributed to, modified, or improved such Copyrights that is owned by Seller  has assigned to Seller  all of the employee’s, contractor’s, consultant’s or agency’s rights in such creation, authorship, delivery, development, contribution, modification or improvement, such rights including the rights to reproduce, distribute, perform, display, make, have made, modify, adapt, prepare derivative works of, make substantial alterations, use, sell, license, grant sublicensing rights, lease, rent, import, transfer, collect past damages, obtain and own renewals or extensions including copyright renewals, translate into any language or otherwise exploit, in any medium whatsoever, whether now known or hereafter devised, all to the maximum extent permitted by Law.  Additionally with regard to computer programs, software, and databases that are Seller Intellectual Property: (i) Seller has not assigned, delivered, licensed or made available, and has no obligation to assign, deliver, license or make available, the source code for any such Software to any third party, including any escrow agent or similar Person; (ii) Seller has not experienced any material defects or disruptions in such Software, including any material error or omission in the processing of any transactions, that have not been corrected; and (iii) to the knowledge of Seller,  no computers programs, software, and databases that are used in the Business (A) contains any code designed or intended to disrupt, disable, harm or otherwise impede in any manner the operation of, or provide unauthorized access to, a computer system or network or other device on which such code is stored or installed, or to damage or destroy data or files without the user’s consent, or (B) is subject to the terms of any “open source” or other similar license that provides for the source code of the Software to be disclosed, licensed, publicly distributed or dedicated to the public; (iv) current copies of the source code for all such Software are recorded on machine readable media, clearly identified and securely stored (together with the applicable documentation) by Seller;  and (v) no capital expenditures are necessary with respect to such Software or its use other than capital expenditures in the ordinary course of business consistent with past practice.  To the knowledge of Seller, during the three (3) years prior to the date hereof, (i) there have been no material security breaches in Seller’s information technology systems and (ii) there have been no disruptions in Seller’s  information technology systems that materially adversely affected the Business or Seller’s operations.  Seller  has evaluated  its  disaster  recovery and backup needs and has implemented plans and systems that reasonably address its assessment of risk.

(j) None of Seller or current or former affiliates, partners, directors, shareholders, officers, employees or agents of Seller will, after giving effect to the transactions contemplated hereunder,  own or retain any rights to use Seller  Intellectual Property.

(k) Seller has not entered into any contract that remains in force requiring it to indemnify any other  person against infringement or other violation of any Intellectual Property Right owned by others,  nor has Seller  entered into any  contract requiring Seller to grant any Person the right to bring infringement actions or otherwise enforce rights with respect to any of the Intellectual Property Rights owned, used or held for use by Seller.

(l) With regard to the Patents required to be identified in Exhibit A:  (i) all maintenance, annuity and other fees and all filings necessary to assure the continued enjoyment of any issued Patent, and all amendments, responses to office actions, issue fees and other fees and filings necessary to maintain the pendency of and pursue the prosecution of any pending applications, including the filing of continuation applications, have been paid or filed on a timely basis through the Closing; (ii) to the extent that any such Patents are owned of record by any Person other than Seller, or there are outstanding encumbrances against such Patents, appropriate assignments, discharges or other documents will be executed and submitted for recordation prior to the Closing; (iii) to the knowledge of the Selling Parties, no application to reissue any issued Patents is pending; (iv) no request for reexamination of any issued Patents is pending; (v) no statutory disclaimer under 37 CFR 1.321(a) has been filed as to any issued Patents; (vi) no declaratory judgment action relating to the validity, enforceability or infringement of any issued Patents has ever been served on Seller; and (vii) no claim of any issued Patent has been cancelled or held invalid or unenforceable by any tribunal.

(m) With regard to the Trademarks required to be identified in Exhibit A:  (i) all affidavits of continuing use, renewals, maintenance fees, amendments, responses to office actions, or any other documents or fees which are necessary to maintain the Trademarks have been filed or paid on a timely basis through the Closing; (ii) to the extent that any of such Trademarks are owned of record by any Person, other than Seller, or there are outstanding encumbrances against such Trademarks, appropriate assignments, discharges or other documents will be executed and submitted for recordation prior to the Closing; and (iii) the Trademarks have not been cancelled, amended or restricted for any reason by any Governmental Authority or otherwise.